Exihibit 99.1

                            FOR IMMEDIATE RELEASE

             Union Bankshares announces Stock Repurchase Program

Morrisville, VT November 18, 2005 - Union Bankshares, Inc. (AMEX - UNB), headquartered in Morrisville, Vermont, today announced a stock repurchase program. The Board of Directors has authorized the repurchase of up to $2,150,000 in common stock. Total repurchases under the plan may not exceed 100,000 shares, or approximately 2.2% of the Company's outstanding shares. Shares may be repurchased from time to time at management's discretion, in the open market or in privately negotiated transactions as conditions warrant. The repurchase program is open for an unspecified period of time.

As of November 18 there were 4,557,663 shares of the Company's common stock outstanding.

For more information, please contact JoAnn Tallman or Ken Gibbons at Union Bankshares, Inc. at 802-888-6600.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of September 30, 2005, the Company had approximately $377 million in consolidated assets and operated 12 banking offices, 30 ATM facilities in Vermont and loan origination offices in St. Albans, Vermont and Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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